Exhibit 10.3

January 15, 2020

Matthew Alty

Dear Matt:

We are pleased to offer you the position of Chief Executive Officer with Nevada Heat Treating, LLC, dba California Brazing (“California Brazing” or the “Company”) with an anticipated start date of [May 1, 2020]. If you accept the terms of this offer, your position initially will be based in Newark, California. The expectation is that you will commute to be on-site at the Newark, CA facility at least three business days a week. Your initial job responsibilities will be those outlined in your discussions with representatives of the Company; however, your title, duties, responsibilities and reporting structure may change as needs dictate, in the sole discretion of the Company’s representatives.

Your salary for this exempt position is $300,000.00 per year, subject to applicable tax withholding, paid on a bi-weekly basis pursuant to the Company’s regular payroll policy. Your base salary will be payable in accordance with the Company’s standard payroll schedule. In addition to the base salary, you are eligible to earn a performance-based bonus target of 50% of your base salary based on your individual performance as well as the Company’s success at hitting certain metrics set forth in the annual budget and approved by the board. A schedule will be provided annually based on the budget presented to and approved by the board. To receive your bonus, you must be employed by the Company on the date such bonus is paid. In addition, you will receive a signing bonus of $100,000.00, which will be paid in two installments, one during the first payroll cycle of your employment, and the second during the last payroll cycle of the calendar year.

You will be issued incentive units equal to 4.00% of the fully diluted common equity of the Company, subject to your continued employment. All units will be subject to terms and conditions set forth in a separate agreement. For the sake of clarity, the 4.00% of fully diluted common equity represents 4.00% of the proceeds available after the return of equity capital invested in the business. We believe this package to be highly attractive and have illustrated the potential future value creation in Appendix A. Please note, Appendix A is for illustrative purposes only and the value of the incentive units can vary greatly depending on business performance and exit scenarios.

As a full-time employee, you will become eligible to participate in the Company’s employee benefit programs which currently include medical, dental, vision, long term disability insurance, 401(k}, and voluntary benefits. As a full time employee with the Company, you are entitled to accrue up to 160 hours of paid time off (PTO) in a 12-month period. The Company also recognizes ten paid holidays per year. You will be eligible for these benefits as follows:

Benefit	When Eligible
Medical, Dental and Vision	First of the month following 30 days
Paid Time Off	Accrues immediately; can use after 90 days
401{k)	First of the month following 90 days
Long-Term Disability	First of the month following 90 days
Voluntary benefits	First of the month following 90 days
Holidays	Upon hire (no waiting period)

Please note that the benefit plans of the Company are subject to change and may be amended, modified or terminated at any time, in the sole discretion of the Company’s management.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us no later than your date of hire.

This offer of employment is contingent upon successful completion of the Company’s background check and drug and alcohol screening. These screenings must be completed prior to employment. If you accept our offer, please complete and return to me the attached paperwork authorizing us to perform the background check. Also attached is information on the drug and alcohol screening facility, our drug policy, and the drug policy acknowledgment form for you to sign and return to me.

During your employment with the Company, you will have access to confidential, proprietary and trade secret information of the Company and its affiliates. Your employment with the Company is conditioned on compliance with the Company’s policies and procedures protecting and regarding such confidential, proprietary and trade secret information. Any intellectual property that you may develop while employed by the Company that is directly related to your job duties and responsibilities shall immediately become the property of the Company.

You shall comply with all policies and procedures of the Company as such policies are communicated to you, and all applicable laws and regulations of any jurisdiction in which the Company does business. Your offer of employment with the Company is also contingent upon your execution of the enclosed Confidentiality, Restrictive Covenants and Proprietary Rights Agreement. Compliance with this agreement is important to ensure protection of the Company’s confidential and trade secret information and to protect the Company from unfair competition. We take the obligations set forth in this agreement very seriously, so please review it carefully.

Please be advised that this offer letter does not create an expressed or implied contract of employment between you and the Company and does not guarantee employment for any specified period. Your relationship with the Company will be one of employment at-will, which may be terminated by either you or the Company at any time, with or without notice, and for any reason or no reason whatsoever, in each case subject to the Company’s policies (as amended from time to time). Your signature below confirms that no promises or agreements contrary to the Company’s at-will employment relationship have been committed to you during any of your discussions with officers, personnel or representatives of the Company. You further understand that this at-will relationship can be changed only by a written agreement signed by you and the Company that is authorized by the Board of Managers of TCFII NHT LLC. Matt, we look forward to having you on our team and to the contributions you will make towards the growth and success of California Brazing. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me. Please note that this offer is valid until January 24, 2020 at which time, if not accepted, it shall expire.

Sincerely,

/s/ Rich Penrose

Rich Penrose President
Nevada Heat Treating LLC., dba California Brazing

Accepted by Matt Alty

/s/ Matthew Alty